Sub-Item 77M

The MFS California Municipal Bond Fund (the "Fund), a series of MFS Municipal Series Trust (the "Trust") acquired all of the assets of the PaineWebber California Tax-Free Income Fund, a series of the PaineWebber Mutual Fund Trust. The circumstances and details of this transaction is described in the Trust's Registration Statement on Form N-14 on behalf of the Fund, filed with the Securities and Exchange Commission on December 1, 2000. Such description is incorporated herein by reference.

The MFS New York Municipal Bond Fund (the "Fund), a series of MFS Municipal Series Trust (the "Trust") acquired all of the assets of the PaineWebber New York Tax-Free Income Fund, a series of the PaineWebber Mutual Fund Trust. The circumstances and details of this transaction is described in the Trust's
Registration Statement on Form N-14 on behalf of the Fund, filed with the Securities and Exchange Commission on December 1, 2000. Such description is incorporated herein by reference